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                                                                      EXHIBIT 21



                       VITALINK PHARMACY SERVICES, INC.

                        SUBSIDIARIES OF THE REGISTRANT


       The following list sets forth the principal subsidiaries of the registrant and the place of their incorporation. All of these subsidiaries are wholly-owned by the registrant.

            1.       Vitalink Infusion Services, Inc., a Delaware corporation.

            2.       White, Mack and Wart, Inc., an Oregon corporation.

            3.       Medisco Pharmacies, Inc., a California corporation